Issuer Free Writing Prospectus

Filed by: Stone Energy Corporation

Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement on Form S-3: No. 333-184532

Stone Energy Corporation

Pricing Term Sheet

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated October 22, 2012. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer:	Stone Energy Corporation
Guarantee:	Fully and unconditionally guaranteed by Stone Energy Offshore, L.L.C.
Security:	7.500% Senior Notes due 2022 (the “Notes”)
Size:	$300,000,000
Net Proceeds:	$288,000,000
Maturity:	November 15, 2022
Coupon:	7.500%
Offering Price:	98.277%, plus accrued interest from November 8, 2012
Yield to maturity:	7.750%
Interest Payment Dates:	May 15 and November 15
Record Dates:	May 1 and November 1
Redemption Provisions:
First call date:	November 15, 2017
Make-whole call:	Prior to November 15, 2017, at a redemption price equal to 100% of the principal amount of Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption.
Redemption prices:
Commencing November 15, 2017: 103.750%
Commencing November 15, 2018: 102.500%
Commencing November 15, 2019: 101.250%
Commencing November 15, 2020: 100.000%
Redemption with proceeds of equity offering:	Prior to November 15, 2015, up to 35% may be redeemed at 107.50%
Change of control:	Put at at least 101% of principal plus accrued interest
Trade date:	October 23, 2012
Settlement (T+12):	November 8, 2012
Denominations:	$2,000 and integral multiples of $1,000
CUSIP:	861642 AM8
ISIN:	US861642AM86
Form of Offering:	SEC Registered (Registration No. 333-184532)
Book-running managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc.
Co-managers:	Capital One Southcoast, Inc.
Natixis Securities Americas LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Global Hunter Securities, LLC
IBERIA Capital Partners L.L.C.
SMBC Nikko Capital Markets Limited
Tudor, Pickering, Holt & Co. Securities, Inc.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at 222 Broadway, 11th Floor, New York, New York 10038, Attention: Prospectus Department or by email dg.prospectus_requests@baml.com.